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                                                                   Exhibit 23(l)

June 28, 1999


New Covenant Funds
200 East Twelfth Street, Suite B
Jeffersonville, IN  47130

RE:      Initial Capital Letter of Understanding
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Ladies and Gentlemen:

The Presbyterian Church (USA) Foundation (the "Foundation") hereby agrees to acquire 2,500 shares of beneficial interest (the "Shares") in each of the New Covenant Growth Fund, New Covenant Income Fund, New Covenant Balanced Growth Fund and New Covenant Balanced Income Fund for a total of 10,000 shares at $10.00 per share.

Shares will be issued in a private offering prior to the effectiveness of the Registration Statement filed by New Covenant Funds (the "Trust") under the Securities Act of 1933. The Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

In connection with such purchase, the Foundation represents that the purchase is being made for investment purposes and not with the present intention of redeeming or reselling the Shares.

The Foundation, as evidenced by the signature of its officer, hereby agrees to the above and consents to the filing of this Investment Letter as an exhibit to the Form N-1A Registration Statement of the Trust.


Sincerely,

Presbyterian Church (USA) Foundation


By:  /s/ Ralph R. Allen
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Name:    Ralph R. Allen
Title:   Vice President